Exhibit (a)(1)(P)

Rinker Group Limited
Level 8, Tower B
799 Pacific Highway
Chatswood, NSW 2067
Australia

April 5, 2007

CEMEX, S.A.B. de C.V.
Attn:  Mr. Ramiro G. Villarreal Morales

Ladies and Gentlemen:

You have expressed an interest in a possible negotiated transaction involving Rinker Group Limited (the “Company”, which term as used herein shall include all subsidiaries of the Company).  In connection with your analysis of a possible transaction with or acquisition of the Company (a “Potential Transaction”), you will be provided with certain oral and written information concerning the Company and it subsidiaries and affiliates and the Company will be provided with certain oral and written information concerning you and your subsidiaries and affiliates.  Any and all such information furnished to the Receiving Party (as defined below) or its Representatives (as defined below) by or on behalf of the Disclosing Party (as defined below) (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, translations, memoranda or other documents prepared by the Receiving Party or its Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as “Information.”  As used in this agreement, “Disclosing Party” shall mean the party disclosing information regarding itself or its subsidiaries or affiliates or a Potential Transaction pursuant to this agreement and “Receiving Party” shall mean the party receiving information regarding the Disclosing Party or its subsidiaries or affiliates or a Potential Transaction pursuant to this agreement.  In consideration of engaging in discussions regarding a Potential Transaction and exchanging Information regarding the Company and its subsidiaries and Information regarding you and your subsidiaries, each of you and the Company hereby agrees to the following:

1.           The Information will be used solely for the purpose of evaluating a Potential Transaction, and the Information will be kept strictly confidential and will not be disclosed by the Receiving Party or its Representatives, except that the Receiving Party may disclose the Information or portions thereof to those of its Representatives who need to know such information for the purpose of evaluating or implementing such Potential Transaction; provided that the Receiving Party’s Representatives are informed of the confidential and proprietary nature of the Information and are directed to comply with the terms of this agreement applicable to Representatives as if they were parties hereto.  The term “Representatives” shall mean, with respect to any party, such party’s directors, officers, employees, affiliates (and such affiliates’ directors, officers and employees), such party’s and such party’s affiliates’ advisors (including, without limitation, financial advisors, attorneys, accountants and consultants) and any prospective debt financing sources.  The Receiving Party agrees to be responsible for any breach of this agreement by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Disclosing Party may have against the Receiving Party’s Representatives with respect to any such breach).

2.           Without the prior written consent of the other party, neither party nor any of its Representatives will disclose to any person (other than its Representatives) the fact that any investigations, discussions or negotiations are taking place concerning a Potential Transaction involving the other party or the possibility of a Potential Transaction involving the other party, the fact that any party or its Representatives have requested or received Information or that Information has been made available, the existence of this agreement or any of the terms, conditions or other facts with respect to any such Potential Transaction, including the status thereof, unless and until such party is advised by its legal counsel (including internal legal counsel) that such disclosure is required by law or regulation or the rules of any applicable stock exchange, and in any event only after giving as much prior notice to the other party as is practicable under the circumstances.  The term “person” as used in this agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

3.           If the Receiving Party or any of its Representatives become legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, the Receiving Party shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, the Receiving Party and its Representatives agree to disclose only that portion of the Information which the Receiving Party is advised by legal counsel (including internal legal counsel) is legally required to be disclosed and, at the Disclosing Party’s expense, to take all reasonable steps to preserve the confidentiality of the Information (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information).  In addition, the Receiving Party and its Representatives will not oppose any action (and will, if and to the extent requested by the Disclosing Party, cooperate with, assist and join with the Disclosing Party, at the Disclosing Party’s expense, in any reasonable action) by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information.

4.           The term “Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives in violation hereof), (ii) is or becomes available to the Receiving Party or its Representatives on a nonconfidential basis from a source other than the Disclosing Party or its Representatives, provided that, to the Receiving Party’s knowledge, such source was not prohibited from disclosing such information to the Receiving Party or its Representatives by a legal, contractual or fiduciary obligation owed to the Disclosing Party or (iii) the Receiving Party or its Representatives can establish is already in its possession (other than information furnished by or on behalf of the Disclosing Party).

5.           If, at any time, the Disclosing Party so directs, the Receiving Party and its Representatives will, at the Receiving Party’s expense, promptly return to the Disclosing Party or destroy all Information which has been furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party and all copies, extracts or other reproductions in whole or in part thereof.  In the event of such a determination or request, the original and all copies of any of the Information prepared by the Receiving Party or its Representatives shall be destroyed, except to the extent required to comply with any legal, regulatory or professional obligations or any internal document retention policy or procedure relating to the backup storage of electronic data.  Notwithstanding the return or destruction of the Information, the Receiving Party and its Representatives will continue to be bound by their respective confidentiality and other obligations hereunder.

6.           The Receiving Party understands and acknowledges that the Disclosing Party shall have the right, in its sole discretion, to determine what information to make available to the Receiving Party and that none of the Disclosing Party or any of its Representatives is under any obligation to make any particular information available to the Receiving Party or to supplement or update any Information previously furnished.  The Receiving Party further understands and acknowledges that neither the Disclosing Party nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Disclosing Party nor any of its Representatives will have any liability to the Receiving Party or any other person resulting from the Receiving Party’s use of the Information.  Only those representations or warranties that are made to the Receiving Party in a definitive agreement executed by the Disclosing Party regarding a Potential Transaction (a “Definitive Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect.  The term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on the part of any party.

7.           Each party hereto understands and agrees that (a) no contract, agreement or understanding providing for a Potential Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered by the Company and you and (b) the Company has not approved, authorized or recommended, or resolved to approve, authorize or recommend to its shareholders or any other person, a Potential Transaction or any other possible transaction, proposal or offer involving the Company and you.  Neither this paragraph nor any other provision in this agreement can be waived, amended or assigned except by written consent of the Company and you.

8.           Each party hereby acknowledges that it is aware, and that it will advise its affiliates and Representatives, that (i) as a result of its receipt of the Information, it may be in possession of non-public price sensitive information relating to the other party hereto, and (ii) the United States and Australian securities laws (“Applicable Laws”) prohibit any person who has non-public price sensitive information about a company from dealing in securities of that company or from communicating that information to any other person under circumstances in which it is reasonably foreseeable or likely that the other person may deal in any of those securities while the relevant information remains non-public.  Each party also acknowledges and agrees that it will comply (and will procure that its affiliates and Representatives comply) with such Applicable Laws.

9.           Each party agrees that money damages would not be a sufficient remedy for any breach of this agreement by such party and that the other party hereto shall be entitled to, and such party shall not oppose the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the other party hereto at law or in equity.  Each party further agrees to waive, and to use its best efforts to cause its officers, employees and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

10.           The parties hereby irrevocably and unconditionally consent to submit to the nonexclusive jurisdiction of the courts of the Southern District of New York and of the United States of America located in the Southern District of New York with respect to any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the first page of this agreement shall be effective service of process for any action, suit or proceeding brought against the parties in any such court.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Southern District of New York and of the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.           Each party agrees that no failure or delay by the other party thereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12.           If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

13.           This agreement is for the benefit of each of the parties hereto and their respective directors, officers, employees, representatives and agents and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York.

14.           This agreement shall terminate and be of no further force or effect on the one year anniversary of the date of this agreement.

[Signature page follows]

If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our mutual agreement with respect to the subject matter of this letter.

Very truly yours,

RINKER GROUP LIMITED
By:	/s/ David V. Clarke
Name: David V. Clarke
Title: Chief Executive Officer

CONFIRMED AND AGREED
as of the date first above written:

CEMEX, S.A.B. de C.V.
By:	/s/ Ramiro G. Villarreal Morales
Name: Mr. Ramiro G. Villarreal Morales
Title: General Counsel

[Signature Page of Rinker Group Limited NDA]